LEXINGTON REALTY TRUST
LONG-TERM NONVESTED SHARE AGREEMENT

This AGREEMENT is effective as of January 15, 2012 by and between Lexington Realty Trust, a Maryland real estate investment trust (the “Company”) and T, Wilson Eglin (the “Participant”).
WITNESSETH THAT:
WHEREAS, the Participant, as an employee of the Company, is eligible to participate in the Lexington Realty Trust 2011 Equity-Based Award Plan (the “Plan”);
WHEREAS, the Company desires to provide an additional inducement and incentive to the Participant to perform duties and fulfill responsibilities of the Chief Executive Officer and President of the Company at the highest level of dedication and competence with a view towards the long-term growth of the Company;
WHEREAS, the Compensation Committee of Board of Trustees of the Company has approved the grant of the award to the Participant of the common shares of the Company, par value $0.0001 (“Common Shares”), herein, subject to the terms and conditions of the Plan and this Agreement, in order to incentivize the Participant's performance and to enable the Participant to acquire an additional equity interest in the Company; and
WHEREAS, the Compensation Committee of the Board of Trustees of the Company believes that the grant of the award will (1) further align the interests of the Participant and the shareholders of the Company and (2) bring the level of the Participant's ownership in the Company more in line with the level of ownership held by CEOs in the peer group companies used for executive compensation benchmarking purposes.
NOW, THEREFORE, in consideration of the agreements hereinafter contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.	Grant of Shares.

(a)Subject to the restrictions and terms and conditions set forth in this Agreement and the Plan, including the Vesting Period (defined in Section 2 hereof), the Company hereby awards to the Participant 150,000 Common Shares as of January 15, 2012.

(b)The Participant agrees that the Participant's ownership of the Common Shares until the expiration of the applicable portion of the Vesting Period shall be evidenced solely by a “book entry” (i.e., a computerized or manual entry) in the records of the Company or its designated share transfer agent in the Participant's name.

2.Vesting of Common Shares. Subject to Section 3 hereof, the Common Shares vest as follows, provided that the Participant remains employed by the Company: 30,000 shares on January 14, 2013, 30,000 shares on January 14, 2014, 30,000 shares on January 14, 2015, 30,000 shares on January 14, 2016, and 30,000 shares on January 14, 2017.

3.Nontransferability and Acceleration/Forfeiture.

(a)The Participant acknowledges that prior to the expiration of the applicable Vesting Period, the Common Shares shall be held in the Company's restricted CUSIP file and may not be sold, transferred, pledged, assigned, encumbered or otherwise disposed of (whether voluntarily or involuntarily or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy)). Upon the expiration of the applicable portion of the Vesting Period, as set forth in Section 2 hereof, and subject to the satisfaction of any tax obligations in accordance with Section 5 hereof, the restrictions set forth in this Agreement with respect to the Common Shares theretofore subject to such expired Vesting Period shall lapse and such Common Shares shall be released from the Company's restricted CUSIP file.

(b)Subject to the terms and conditions of any then definitive written employment agreement between the Participant and the Company (or if no such agreement then exists, the Employment Agreement, dated as of January 15, 2012, between the Participant and the Company), if the Participant ceases to be employed by the Company prior to the complete expiration of the Vesting Period, the Participant agrees that all of the Common Shares, that are nonvested in accordance with Section 2 hereof as of the date of such termination, together with any dividends or distributions on account of such non-vested Common Shares held by the Company for the Participant, shall be immediately and unconditionally forfeited and will revert to the Company without any action required by the Participant or the Company.

4.Rights as Shareholder. The Participant shall have all rights of a shareholder with respect to the Common Shares for record dates occurring on or after the date of this Agreement and prior to the date any such Common Shares are forfeited in accordance with this Agreement, except that any and all dividends or distributions with respect to the Common Shares declared prior to the expiration of the applicable Vesting Period shall be held by the Company for the Participant and shall be paid, without any interest, to the Participant upon the expiration of the applicable Vesting Period, unless forfeited in accordance with Section 3(b) hereof.

5.Withholding Tax Obligations. The Participant acknowledges the existence of federal, state and local income tax and employment tax withholding obligations with respect to the Common Shares and agrees that such obligations must be met. The Participant shall be required to pay and the Company shall have the right to withhold or otherwise require a Participant to remit to the Company any amount sufficient to pay any such taxes no later than the date as of which the value of any Common Shares first become includible in the Participant's gross income for income or employment tax purposes, provided however that the Board of Trustees may permit the Participant to elect withholding Common Shares otherwise deliverable to the Participant in full or partial satisfaction of such tax obligations, provided further however that the amount of Common Shares so withheld shall not exceed the minimum statutory withholding tax obligation. If tax withholding is required by applicable law, in no event shall Common Shares be delivered to the Participant until he has paid to the Company in cash the amount of such tax required to be withheld by the Company or otherwise entered into an agreement satisfactory to the Company providing for payment of withholding tax. The Participant hereby notifies the Company that he will not make an election with respect to any portion of the Common Shares pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended.

6.Limitation of Rights. Nothing contained herein shall be construed as conferring upon the Participant the right to continue in the employ of the Company as a Participant or in any other capacity or to interfere with the Company's right to discharge him at any time for any reason whatsoever.

7.Receipt of Plan. The Participant acknowledges receipt of a copy of the Plan and agrees to be bound by all terms and provisions thereof. If and to the extent that any provision herein is inconsistent with the Plan, the Plan shall govern.

8.Assignment. This Agreement shall be binding upon and inure to the benefits of the Company, its successors and assigns and the Participant and his heirs, executors, administrators and legal representatives.

9.Governing Law. This Agreement and the obligation of the Company to transfer Common Shares shall be subject to all applicable federal and state laws, rules and regulations and any registration, qualification, approvals or other requirements imposed by any government or regulatory agency or body which the Compensation Committee of the Company shall, in its sole discretion, determine to be necessary or applicable. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

10.Amendment. Except as otherwise permitted by the Plan, this Agreement may not be modified or amended, nor may any provision hereof be waived, in any way except in writing signed by the party against whom enforcement thereof is sought.

11.Execution. This Agreement may be executed in counterparts each of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer and the Participant has executed this Agreement effective as of the date first above written.
LEXINGTON REALTY TRUST
By: /s/ Joseph S. Bonventre
Name: Joseph S. Bonventre
Title: Authorized Officer

PARTICIPANT
/s/ T. Wilson Eglin
T. Wilson Eglin